Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	John H. Watt, Jr., President and CEO
Scott A. Kingsley, Executive Vice President and CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6589

NBT BANCORP INC. ANNOUNCES SECOND QUARTER NET INCOME OF $37.8 MILLION ($0.88 PER DILUTED COMMON SHARE); APPROVES A 7.1% DIVIDEND INCREASE

NORWICH, NY (July 25, 2022) – NBT Bancorp Inc. (“NBT” or the “Company”) (NASDAQ: NBTB) reported net income and diluted earnings per share for the three and six months ended June 30, 2022.

Net income for the three months ended June 30, 2022 was $37.8 million, or $0.88 per diluted common share, compared to $40.3 million, or $0.92 per diluted share, in the second quarter of 2021 and $39.1 million, or $0.90 per diluted share in the first quarter of 2022. Net interest income recognized in the second quarter of 2022 from the Paycheck Protection Program (“PPP”) was approximately $1.3 million ($0.02 per diluted share), compared to $4.7 million ($0.08 per diluted share) in the second quarter of 2021 and $2.0 million ($0.04 per diluted share) in the first quarter of 2022, reflective of higher levels of loan forgiveness in the prior year and prior quarter. Excluding the impact of PPP loan income recognition, net interest income in the second quarter of 2022 improved in comparison to the second quarter of 2021 and the linked first quarter of 2022 due to loan growth, incremental deployment of excess liquidity into investment securities and increases in the Federal Reserve’s targeted Federal Funds rate. The Company recorded a provision for loan losses of $4.4 million ($0.08 per diluted share) in the second quarter of 2022, compared to a net benefit of $5.2 million ($0.09 per diluted share) in the second quarter of 2021 and a provision of $0.6 million ($0.01 per diluted share) in the first quarter of 2022.

CEO Comments

“We are very pleased with our operating results for the second quarter and first half of 2022, which reflect continued organic loan growth and solid performance by our fee-based businesses. With the increases in the targeted Fed Funds rate in the quarter, we experienced the benefits of an asset-sensitive balance sheet,” said NBT President and CEO John H. Watt, Jr. “Our asset quality continues to be excellent, with historically low levels of net charge-offs and nonperforming assets. Given our strong loan growth and increased uncertainty surrounding the domestic macro-economic outlook, we did add to our loan loss reserves at quarter-end.”

“We are also pleased to have approved a $0.02, or 7.1% increase, to our quarterly dividend to stockholders,” added Watt. “The payment of a meaningful and growing dividend is an important component of our commitment to provide consistent and favorable long-term returns to our stockholders. The increase reflects the continued strength of both our current operating performance and capital position.”

Second Quarter Financial Highlights

Net Income	■	Net income of $37.8 million
	■	Diluted earnings per share of $0.88
Net Interest Income / NIM	■	Net interest income on a fully taxable equivalent (“FTE”) basis was $87.9 million[1]
	■	Net interest margin (“NIM”) on a FTE basis was 3.21%[1], up 26 basis points (“bps”) from the prior quarter, due primarily to higher yields on earning assets
	■	Total cost of deposits of 0.07%
Noninterest Income	■	Noninterest income was $42.2 million, excluding securities gains (losses) and was 32.5% of total revenue
Pre-Provision Net Revenue (“PPNR”)	■	PPNR[1] was $54.2 million compared to $50.9 million in the first quarter of 2022 and $49.0 million in the second quarter of 2021
Loans and Credit Quality	■	Period end total loans were $7.78 billion at June 30, 2022, up 9.9%, annualized, excluding impact of PPP loans
	■	Period end loans increased $363.2 million from December 31, 2021, excluding $17.3 million and $101.2 million of PPP loans at June 30, 2022 and December 31, 2021, respectively
	■	Net charge-offs to average loans was 0.04%, annualized
	■	Nonperforming loans to total loans was 0.33%, down from 0.36% in the prior quarter
	■	Allowance for loan losses to total loans of 1.20%, was up 2 bps from the first quarter 2022
Capital	■	Announced a $0.30 per share dividend for the third quarter, which was a $0.02 per share or 7.1% increase from the prior quarter
■
Tangible book value per share[2] was $20.99 at June 30, 2022, lower than the second quarter of 2021 and the first quarter of 2022 due primarily to the impact of higher interest rates on available for sale investment securities and the related impact to accumulated other comprehensive income

	■	Tangible equity to assets of 7.87%[1]
	■	CET1 ratio of 12.14%; Leverage ratio of 9.77%

Loans

■	Period end total loans were $7.78 billion at June 30, 2022 and $7.50 billion at December 31, 2021.
■
Excluding PPP loans, period end loans increased $363.2 million from December 31, 2021. Commercial and industrial loans increased $142.8 million to $1.30 billion; commercial real estate loans increased $15.3 million to $2.67 billion; and total consumer loans increased $205.1 million to $3.79 billion.

■
Total PPP loans as of June 30, 2022 were $17.3 million (net of unamortized fees) with 95% of the original $836 million forgiven through the second quarter of 2022. The following PPP loan activity occurred during the second quarter of 2022:

o	$36.7 million of loans forgiven.
o	$1.3 million of interest and fees recognized into interest income, compared to $2.0 million for the first quarter of 2022 and $4.7 million for the second quarter of 2021.
■	Commercial line of credit utilization rate was 23% at June 30, 2022 and March 31, 2022 and compared to 22% at June 30, 2021.

Deposits

■
Total deposits at June 30, 2022 were $10.03 billion, compared to $10.23 billion at December 31, 2021, a 2% decline, which included a $100.0 million brokered deposit that matured in the quarter and seasonal declines in municipal deposits.

■	Loan to deposit ratio was 77.6% at June 30, 2022, compared to 73.3% at December 31, 2021.

Net Interest Income and Net Interest Margin

■
Net interest income for the second quarter of 2022 was $87.6 million, which was up $7.2 million, or 9.0%, from the first quarter of 2022 and up $8.4 million, or 10.6%, from the second quarter of 2021 primarily due to higher yields on earning assets. PPP income for the second quarter of 2022 was $1.3 million, which was $0.7 million lower compared to the prior quarter and down $3.4 million compared to the second quarter of 2021.

■
The NIM on a FTE basis for the second quarter of 2022 was 3.21%, up 26 bps from the first quarter of 2022 and up 21 bps from the second quarter of 2021. Excluding the impact of PPP interest and fees and excess liquidity from each quarter, the NIM increased 13 bps from the prior quarter primarily due to higher earning asset yields as the cost of interest-bearing liabilities remained flat. The net impact of PPP loans and excess liquidity negatively impacted the NIM by 9 bps in the second quarter of 2022 compared to a negative 22 bps impact in the first quarter of 2022, reflective of a lower level of excess liquidity.

■
Earning asset yields for the three months ended June 30, 2022 were up 26 bps from the prior quarter and up 17 bps from the same quarter in the prior year. Earning assets declined $106.1 million, or 1.0%, from the prior quarter and grew $351.9 million, or 3.3%, from the same quarter in the prior year. The following are highlights comparing the second quarter of 2022 to the prior quarter:

o	The average balances of investment securities increased $153.7 million and yields increased 6 bps.
o
The average balances of short-term interest-bearing accounts with a yield of 0.82% decreased $436.8 million resulting from the incremental deployment of excess liquidity into loans and investment securities and modestly lower deposit balances due primarily to seasonal municipal outflows and the maturity of $100 million in brokered deposits.

o	Loan yields increased 14 bps to 4.09% for the quarter. Excluding PPP loans, loan yields increased 16 bps from the prior quarter.
■	Total cost of deposits was 0.07% for the second quarter of 2022, consistent with the prior quarter and down 5 bps from the same period in the prior year.
■	The cost of interest-bearing liabilities for the three months ended June 30, 2022 was 0.23%, consistent with the prior quarter and down 6 bps from the second quarter of 2021 of 0.29%.

Credit Quality and Allowance for Credit Losses

■
Net charge-offs to total average loans of 4 bps compared to 14 bps in the prior quarter and 7 bps in the second quarter of 2021. Recoveries in the second quarter of 2022 were $3.3 million compared to $1.9 million in the prior quarter and $2.7 million in the second quarter of 2021.

■
Nonperforming assets to total assets was 0.22% compared to 0.23% at March 31, 2022 and 0.38% (0.39% excluding PPP loans) at June 30, 2021. Past due loans to total loans increased to 0.40% as of June 30, 2022 from 0.24% (0.25% excluding PPP loans) in the prior quarter almost entirely due to one commercial credit which returned to current status in early July.

■
Provision expense for the three months ended June 30, 2022 was $4.4 million with net charge-offs of $0.8 million. Provision expense was $3.8 million higher than the first quarter of 2022 and $9.6 million higher than the second quarter of 2021. The increase in provision expense from the prior quarter was driven by modest deterioration of the macro-economic forecasts and providing for loan growth, partly offset by a lower level of net charge-offs. The increase in provision expense from the second quarter of 2021 was driven both by loan growth and an increase in the level of allowance for loan losses resulting from less favorable economic forecasts in the current year relative to improved economic forecasts in the prior year.

■
The allowance for loan losses was $93.6 million, or 1.20% (1.21% excluding PPP loans and related allowance) of total loans at June 30, 2022, compared to 1.18% (1.18% excluding PPP loans and related allowance) of total loans at March 31, 2022 and 1.31% (1.38% excluding PPP loans and related allowance) of total loans at June 30, 2021. The increase in the level of allowance for loan losses from the prior quarter was primarily due to the deterioration in the forecast of economic conditions, which had an impact on the level of expected credit losses and the increase in loan balances.

■	The reserve for unfunded loan commitments increased to $5.1 million at June 30, 2022 compared to the prior quarter at $4.8 million.

Noninterest Income

■
Total noninterest income, excluding securities gains (losses), was $42.2 million for the three months ended June 30, 2022, down $0.6 million from the seasonally stronger first quarter and up $3.1 million from the prior year’s second quarter.

■
Service charges on deposit accounts were comparable to the prior quarter and higher than the second quarter of 2021. Early in June 2022, the Company made adjustments to customer non-sufficient funds processing practices and expects these adjustments to reduce future service charge fee income by approximately $0.5 million per quarter.

■
Card services income was higher than the prior quarter and the second quarter of 2021 due to increased volume. As discussed in previous quarters, the Company will be subject to the provisions of the Durbin Amendment to the Dodd-Frank Act beginning in the third quarter of 2022, which it estimates will reduce quarterly debit card interchange income by approximately $3.7 million.

■
Retirement plan administration fees were lower than the prior quarter driven by seasonal revenue fluctuations related to activity-based fees and higher than the second quarter of 2021 driven by higher activity-based fees and continued organic growth.

■	Wealth management fees were lower than the prior quarter and lower than the second quarter of 2021 driven primarily by market performance.
■	Other income decreased from the prior quarter and the second quarter of the prior year driven by lower commercial loan swap fees.

Noninterest Expense

■	Total noninterest expense for the second quarter of 2022 was up 5.5% from the previous quarter and up 6.6% from the second quarter of 2021.
■
Salaries and benefits increased from the prior quarter due to one additional day of payroll in the second quarter, annual merit pay increases and increased medical expenses. The increase from the second quarter of 2021 was driven by increased salaries and wages including merit pay increases, higher levels of incentive compensation and increased medical expenses.

■
Technology and data services increased from the prior quarter due to continued investment in digital platform solutions including the completion of the Company’s human resources information system conversion.

■	Loan collection and other real estate owned were higher than the prior quarter due to higher collection expenses and a gain on the sale of a property in the first quarter of 2022.
■
Other expenses increased from the linked first quarter of 2022 due to a $0.5 million increase in the provision for the reserve for unfunded commitments, higher travel and training expenses and seasonal timing of certain expenditures.

Income Taxes

■	The effective tax rate was 22.5% for the second quarter of 2022 compared to 22.2% for the first quarter of 2022 and 22.9% for the second quarter of 2021.

Capital

■	Capital ratios remain strong with tangible common equity to tangible assets[1] at 7.87%. Tangible book value per share[2] was $20.99 at June 30, 2022, $21.25 at March 31, 2022 and $21.50 at June 30, 2021.
■
Stockholders’ equity decreased $61.9 million from December 31, 2021 driven by the $101.4 million decrease in accumulated other comprehensive income due to the change in the market value of securities available for sale, dividends declared of $24.1 million and the repurchase of common stock of $14.7 million, partly offset by net income of $76.9 million.

■	June 30, 2022, CET1 capital ratio of 12.14%, leverage ratio of 9.77% and total risk-based capital ratio of 15.50%.

Dividend and Stock Repurchase

■
The Board of Directors approved a third-quarter cash dividend of $0.30 per share at a meeting held today. The dividend, which represents a $0.02, or 7.1% increase, will be paid on September 15, 2022 to stockholders of record as of September 1, 2022. The increased dividend represents a yield of 3.0% based upon the closing price of the Company’s stock on July 22, 2022. This is the Company’s tenth consecutive year of annual dividend increases.

■
The Company purchased 182,900 shares of common stock early in the second quarter of 2022 at a weighted average price of $35.88 including commissions. The repurchase program under which these shares were purchased expires on December 31, 2023.

Other Events

■
On June 30, 2022, NBT Insurance Agency, LLC, a full-service insurance agency, entered into an asset purchase agreement with Harrison A. Rogers Agency, Inc. (“H.A. Rogers”), a New York corporation, pursuant to which NBT Insurance will acquire substantially all of the assets of H.A. Rogers. H.A. Rogers is a small personal and commercial lines property and casualty insurance agency. This is a strategic regional insurance expansion into the northern New York market where NBT Bank has a long established presence. The acquisition is expected to close in the third quarter.

Conference Call and Webcast

The Company will host a conference call at 8:30 a.m. (Eastern) Tuesday, July 26, 2022, to review second quarter 2022 financial results. The audio webcast link, along with the corresponding presentation slides, will be available on the Company’s Event Calendar page at https://stockholderinfo.nbtbancorp.com/events-calendar/upcoming-events and will be archived for twelve months.

Corporate Overview

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $11.72 billion at June 30, 2022. The Company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 140 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire, Maine and Connecticut. EPIC Retirement Plan Services, based in Rochester, NY, is a national benefits administration firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and www.nbtinsurance.com.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of phrases such as “anticipate,” “believe,” “expect,” “forecasts,” “projects,” “will,” “can,” “would,” “should,” “could,” “may,” or other similar terms. There are a number of factors, many of which are beyond the Company’s control, that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, regional, national and international economic conditions and the impact they may have on the Company and its customers and the Company’s assessment of that impact; (2) changes in the level of nonperforming assets and charge-offs; (3) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (4) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board (“FRB”); (5) inflation, interest rate, securities market and monetary fluctuations; (6) political instability; (7) acts of war, including international military conflicts, or terrorism; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by users; (9) changes in consumer spending, borrowings and savings habits; (10) changes in the financial performance and/or condition of the Company’s borrowers; (11) technological changes; (12) acquisitions and integration of acquired businesses; (13) the ability to increase market share and control expenses; (14) changes in the competitive environment among financial holding companies; (15) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Company and its subsidiaries must comply, including those under the Dodd-Frank Act, Economic Growth, Regulatory Relief, Consumer Protection Act of 2018, Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), and other legislative and regulatory responses to the coronavirus (“COVID-19”) pandemic; (16) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board (“FASB”) and other accounting standard setters; (17) changes in the Company’s organization, compensation and benefit plans; (18) the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (19) greater than expected costs or difficulties related to the integration of new products and lines of business; (20) the adverse impact on the U.S. economy, including the markets in which we operate, of the COVID-19 global pandemic; and (21) the Company’s success at managing the risks involved in the foregoing items.

Currently, one of the most significant factors that could cause actual outcomes to differ materially from the Company’s forward-looking statements is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company, its customers and the global economy and financial markets. The extent to which the COVID-19 pandemic impacts the Company will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, treatment developments, public adoption rates of COVID-19 vaccines, including booster shots, and their effectiveness against emerging variants of COVID-19, the impact of the COVID-19 pandemic on the Company’s customers and demand for financial services, the actions governments, businesses and individuals take in response to the pandemic, the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies, national and local economic activity, and the pace of recovery when the COVID-19 pandemic subsides, among others. Moreover, investors are cautioned to interpret many of the risks identified under the section entitled “Risk Factors” in our Form 10-K for the year ended December 31, 2021 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic.

The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advises readers that various factors including, but not limited to, those described above and other factors discussed in the Company’s annual and quarterly reports previously filed with the SEC, could affect the Company’s financial performance and could cause the Company’s actual results or circumstances for future periods to differ materially from those anticipated or projected.

Unless required by law, the Company does not undertake, and specifically disclaims any obligations to, publicly release any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Where non-GAAP disclosures are used in this press release, the comparable GAAP measure, as well as a reconciliation to the comparable GAAP measure, is provided in the accompanying tables. Management believes that these non-GAAP measures provide useful information that is important to an understanding of the results of the Company’s core business as well as provide information standard in the financial institution industry. Non-GAAP measures should not be considered a substitute for financial measures determined in accordance with GAAP and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Amounts previously reported in the consolidated financial statements are reclassified whenever necessary to conform to current period presentation.

NBT Bancorp Inc. and Subsidiaries
Selected Financial Data
(unaudited, dollars in thousands except per share data)

	2022		2021
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Profitability:
Diluted earnings per share	$0.88	$0.90	$0.86	$0.86	$0.92
Weighted average diluted common shares outstanding	43,092,851	43,385,451	43,574,539	43,631,497	43,792,940
Return on average assets[3]	1.28%	1.32%	1.23%	1.26%	1.39%
Return on average equity[3]	12.73%	12.78%	11.89%	12.04%	13.42%
Return on average tangible common equity1 3	17.00%	16.87%	15.70%	15.97%	17.93%
Net interest margin1 3	3.21%	2.95%	3.08%	2.88%	3.00%

	6 Months Ended June 30,
	2022	2021
Profitability:
Diluted earnings per share	$1.78	$1.83
Weighted average diluted common shares outstanding	43,238,248	43,839,060
Return on average assets[3]	1.30%	1.42%
Return on average equity[3]	12.76%	13.49%
Return on average tangible common equity1 3	16.93%	18.08%
Net interest margin1 3	3.08%	3.08%

	2022		2021
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Balance sheet data:
Short-term interest-bearing accounts	$328,593	$913,315	$1,111,296	$1,131,074	$883,758
Securities available for sale	1,619,356	1,662,697	1,687,361	1,576,030	1,534,733
Securities held to maturity	936,512	895,005	733,210	683,103	622,351
Net loans	7,684,081	7,559,826	7,406,459	7,473,442	7,419,127
Total assets	11,720,459	12,147,833	12,012,111	11,994,411	11,574,947
Total deposits	10,028,708	10,461,623	10,234,469	10,195,178	9,785,257
Total borrowings	265,796	278,788	311,476	313,311	304,110
Total liabilities	10,531,903	10,945,583	10,761,658	10,752,954	10,349,891
Stockholders' equity	1,188,556	1,202,250	1,250,453	1,241,457	1,225,056

Capital:
Equity to assets	10.14%	9.90%	10.41%	10.35%	10.58%
Tangible equity ratio[1]	7.87%	7.70%	8.20%	8.13%	8.28%
Book value per share	$27.75	$27.96	$28.97	$28.65	$28.19
Tangible book value per share[2]	$20.99	$21.25	$22.26	$21.95	$21.50
Leverage ratio	9.77%	9.52%	9.41%	9.47%	9.40%
Common equity tier 1 capital ratio	12.14%	12.23%	12.25%	12.20%	12.12%
Tier 1 capital ratio	13.27%	13.39%	13.43%	13.39%	13.34%
Total risk-based capital ratio	15.50%	15.64%	15.73%	15.74%	15.78%
Common stock price (end of period)	$37.59	$36.13	$38.52	$36.12	$35.97

NBT Bancorp Inc. and Subsidiaries
Asset Quality and Consolidated Loan Balances
(unaudited, dollars in thousands)

	2022		2021
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Asset quality:
Nonaccrual loans	$23,673	$25,812	$30,285	$35,737	$40,550
90 days past due and still accruing	2,096	1,944	2,458	2,940	2,575
Total nonperforming loans	25,769	27,756	32,743	38,677	43,125
Other real estate owned	-	-	167	859	798
Total nonperforming assets	25,769	27,756	32,910	39,536	43,923
Allowance for loan losses	93,600	90,000	92,000	93,000	98,500

Asset quality ratios (total):
Allowance for loan losses to total loans	1.20%	1.18%	1.23%	1.23%	1.31%
Total nonperforming loans to total loans	0.33%	0.36%	0.44%	0.51%	0.57%
Total nonperforming assets to total assets	0.22%	0.23%	0.27%	0.33%	0.38%
Allowance for loan losses to total nonperforming loans	363.23%	324.25%	280.98%	240.45%	228.41%
Past due loans to total loans[4]	0.40%	0.24%	0.29%	0.46%	0.26%
Net charge-offs to average loans[3]	0.04%	0.14%	0.22%	0.11%	0.07%

Asset quality ratios (excluding paycheck protection program):
Allowance for loan losses to total loans	1.21%	1.18%	1.24%	1.28%	1.38%
Total nonperforming loans to total loans	0.33%	0.37%	0.44%	0.53%	0.60%
Total nonperforming assets to total assets	0.22%	0.23%	0.28%	0.34%	0.39%
Allowance for loan losses to total nonperforming loans	363.27%	324.24%	280.96%	240.42%	228.36%
Past due loans to total loans[4]	0.40%	0.25%	0.29%	0.48%	0.27%
Net charge-offs to average loans[3]	0.04%	0.14%	0.22%	0.12%	0.07%

	2022		2021
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Allowance for loan losses as a percentage of loans by segment:
Commercial & industrial	0.75%	0.66%	0.78%	0.83%	1.11%
Commercial real estate	0.89%	0.79%	0.78%	0.93%	1.26%
Paycheck protection program	0.01%	0.01%	0.01%	0.01%	0.01%
Residential real estate	0.79%	0.88%	0.92%	0.93%	0.98%
Auto	0.79%	0.76%	0.79%	0.78%	0.76%
Other consumer	3.98%	4.14%	4.49%	4.57%	4.27%
Total	1.20%	1.18%	1.23%	1.23%	1.31%
Total excluding PPP loans	1.21%	1.18%	1.24%	1.28%	1.38%

	2022		2021
Loans by line of business:	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Commercial	$1,298,072	$1,214,834	$1,155,240	$1,148,176	$1,159,591
Commercial real estate	2,670,633	2,709,611	2,655,367	2,638,762	2,585,421
Paycheck protection program	17,286	50,977	101,222	276,195	359,738
Residential real estate mortgages	1,606,188	1,584,551	1,571,232	1,549,684	1,512,354
Indirect auto	936,516	890,643	859,454	873,860	899,324
Residential solar	599,565	514,526	440,016	365,299	325,717
Home equity	313,395	319,180	330,357	339,316	351,469
Other consumer	336,026	365,504	385,571	375,150	324,013
Total loans	$7,777,681	$7,649,826	$7,498,459	$7,566,442	$7,517,627

PPP income recognized	$1,301	$1,976	$7,545	$2,861	$4,732
PPP unamortized fees	$414	$1,629	$3,420	$10,536	$12,576

NBT Bancorp Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, dollars in thousands)

	June 30,	December 31,
Assets	2022	2021
Cash and due from banks	$195,023	$157,775
Short-term interest-bearing accounts	328,593	1,111,296
Equity securities, at fair value	29,974	33,550
Securities available for sale, at fair value	1,619,356	1,687,361
Securities held to maturity (fair value $864,234 and $735,260, respectively)	936,512	733,210
Federal Reserve and Federal Home Loan Bank stock	24,893	25,098
Loans held for sale	128	830
Loans	7,777,681	7,498,459
Less allowance for loan losses	93,600	92,000
Net loans	$7,684,081	$7,406,459
Premises and equipment, net	69,426	72,093
Goodwill	281,112	280,541
Intangible assets, net	8,147	8,927
Bank owned life insurance	230,390	228,238
Other assets	312,824	266,733
Total assets	$11,720,459	$12,012,111

Liabilities and stockholders' equity
Demand (noninterest bearing)	$3,717,899	$3,689,556
Savings, NOW and money market	5,845,045	6,043,441
Time	465,764	501,472
Total deposits	$10,028,708	$10,234,469
Short-term borrowings	62,545	97,795
Long-term debt	3,347	13,995
Subordinated debt, net	98,708	98,490
Junior subordinated debt	101,196	101,196
Other liabilities	237,399	215,713
Total liabilities	$10,531,903	$10,761,658

Total stockholders' equity	$1,188,556	$1,250,453

Total liabilities and stockholders' equity	$11,720,459	$12,012,111

NBT Bancorp Inc. and Subsidiaries
Consolidated Statements of Income
(unaudited, dollars in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Interest, fee and dividend income
Interest and fees on loans	$78,539	$74,795	$151,882	$149,888
Securities available for sale	7,317	5,762	14,157	11,306
Securities held to maturity	4,185	3,096	7,678	6,478
Other	1,442	391	1,967	682
Total interest, fee and dividend income	$91,483	$84,044	$175,684	$168,354
Interest expense
Deposits	$1,756	$2,862	$3,598	$6,034
Short-term borrowings	13	32	29	102
Long-term debt	33	88	120	212
Subordinated debt	1,359	1,359	2,718	2,718
Junior subordinated debt	737	525	1,286	1,055
Total interest expense	$3,898	$4,866	$7,751	$10,121
Net interest income	$87,585	$79,178	$167,933	$158,233
Provision for loan losses	4,390	(5,216)	4,986	(8,012)
Net interest income after provision for loan losses	$83,195	$84,394	$162,947	$166,245
Noninterest income
Service charges on deposit accounts	$3,763	$3,028	$7,451	$6,055
Card services income	9,751	9,184	18,446	16,734
Retirement plan administration fees	12,676	9,779	25,955	19,877
Wealth management	8,252	8,406	16,892	16,316
Insurance services	3,578	3,508	7,366	6,969
Bank owned life insurance income	1,411	1,659	3,065	3,040
Net securities (losses) gains	(587)	201	(766)	668
Other	2,812	3,551	5,906	6,695
Total noninterest income	$41,656	$39,316	$84,315	$76,354
Noninterest expense
Salaries and employee benefits	$46,716	$42,671	$92,224	$84,272
Technology and data services	8,945	8,841	17,492	17,733
Occupancy	6,487	6,370	13,280	13,259
Professional fees and outside services	3,906	4,030	8,182	7,619
Office supplies and postage	1,548	1,615	2,972	3,114
FDIC expense	810	663	1,612	1,471
Advertising	730	468	1,384	919
Amortization of intangible assets	545	682	1,181	1,494
Loan collection and other real estate owned, net	757	663	1,141	1,253
Other	5,675	5,416	8,794	8,173
Total noninterest expense	$76,119	$71,419	$148,262	$139,307
Income before income tax expense	$48,732	$52,291	$99,000	$103,292
Income tax expense	10,957	11,995	22,099	23,150
Net income	$37,775	$40,296	$76,901	$80,142
Earnings Per Share
Basic	$0.88	$0.93	$1.79	$1.84
Diluted	$0.88	$0.92	$1.78	$1.83

NBT Bancorp Inc. and Subsidiaries
Quarterly Consolidated Statements of Income
(unaudited, dollars in thousands except per share data)

	2022		2021
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Interest, fee and dividend income
Interest and fees on loans	$78,539	$73,343	$79,470	$72,817	$74,795
Securities available for sale	7,317	6,840	6,101	5,898	5,762
Securities held to maturity	4,185	3,493	3,097	2,976	3,096
Other	1,442	525	639	524	391
Total interest, fee and dividend income	$91,483	$84,201	$89,307	$82,215	$84,044
Interest expense
Deposits	$1,756	$1,842	$2,132	$2,548	$2,862
Short-term borrowings	13	16	28	28	32
Long-term debt	33	87	88	89	88
Subordinated debt	1,359	1,359	1,360	1,359	1,359
Junior subordinated debt	737	549	518	517	525
Total interest expense	$3,898	$3,853	$4,126	$4,541	$4,866
Net interest income	$87,585	$80,348	$85,181	$77,674	$79,178
Provision for loan losses	4,390	596	3,097	(3,342)	(5,216)
Net interest income after provision for loan losses	$83,195	$79,752	$82,084	$81,016	$84,394
Noninterest income
Service charges on deposit accounts	$3,763	$3,688	$3,804	$3,489	$3,028
Card services income	9,751	8,695	8,847	9,101	9,184
Retirement plan administration fees	12,676	13,279	11,816	10,495	9,779
Wealth management	8,252	8,640	8,619	8,783	8,406
Insurance services	3,578	3,788	3,394	3,720	3,508
Bank owned life insurance income	1,411	1,654	1,629	1,548	1,659
Net securities (losses) gains	(587)	(179)	(2)	(100)	201
Other	2,812	3,094	3,004	3,293	3,551
Total noninterest income	$41,656	$42,659	$41,111	$40,329	$39,316
Noninterest expense
Salaries and employee benefits	$46,716	$45,508	$44,118	$44,190	$42,671
Technology and data services	8,945	8,547	8,563	8,421	8,841
Occupancy	6,487	6,793	6,635	6,154	6,370
Professional fees and outside services	3,906	4,276	4,903	3,784	4,030
Office supplies and postage	1,548	1,424	1,528	1,364	1,615
FDIC expense	810	802	798	772	663
Advertising	730	654	1,019	583	468
Amortization of intangible assets	545	636	651	663	682
Loan collection and other real estate owned, net	757	384	956	706	663
Other	5,675	3,119	5,934	6,232	5,416
Total noninterest expense	$76,119	$72,143	$75,105	$72,869	$71,419
Income before income tax expense	$48,732	$50,268	$48,090	$48,476	$52,291
Income tax expense	10,957	11,142	10,780	11,043	11,995
Net income	$37,775	$39,126	$37,310	$37,433	$40,296
Earnings Per Share
Basic	$0.88	$0.91	$0.86	$0.86	$0.93
Diluted	$0.88	$0.90	$0.86	$0.86	$0.92

NBT Bancorp Inc. and Subsidiaries
Average Quarterly Balance Sheets
(unaudited, dollars in thousands)

	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates
	Q2 - 2022		Q1 - 2022		Q4 - 2021		Q3 - 2021		Q2 - 2021
Assets
Short-term interest-bearing accounts	$553,548	0.82%	$990,319	0.17%	$1,145,794	0.16%	$1,014,120	0.16%	$974,034	0.09%
Securities taxable[1]	2,439,960	1.74%	2,284,578	1.67%	2,081,796	1.57%	1,923,700	1.63%	1,864,542	1.69%
Securities tax-exempt 1 5	256,799	1.83%	258,513	1.84%	257,320	1.85%	246,685	1.97%	193,108	2.59%
FRB and FHLB stock	24,983	5.03%	25,026	1.98%	25,149	2.74%	25,154	1.91%	25,115	2.67%
Loans1 6	7,707,730	4.09%	7,530,674	3.95%	7,507,165	4.20%	7,517,839	3.84%	7,574,272	3.96%
Total interest-earning assets	$10,983,020	3.35%	$11,089,110	3.09%	$11,017,224	3.23%	$10,727,498	3.05%	$10,631,071	3.18%
Other assets	883,498		947,578		982,136		1,019,797		971,681
Total assets	$11,866,518		$12,036,688		$11,999,360		$11,747,295		$11,602,752
Liabilities and stockholders' equity
Money market deposit accounts	$2,577,367	0.14%	$2,720,338	0.15%	$2,678,477	0.16%	$2,580,570	0.19%	$2,605,767	0.21%
NOW deposit accounts	1,580,132	0.07%	1,583,091	0.05%	1,551,846	0.05%	1,442,678	0.05%	1,454,751	0.05%
Savings deposits	1,845,128	0.03%	1,794,549	0.03%	1,725,004	0.05%	1,691,539	0.05%	1,660,722	0.05%
Time deposits	478,531	0.37%	494,632	0.40%	537,875	0.46%	565,216	0.62%	591,147	0.75%
Total interest-bearing deposits	$6,481,158	0.11%	$6,592,610	0.11%	$6,493,202	0.13%	$6,280,003	0.16%	$6,312,387	0.18%
Federal funds purchased	-	-	-	-	65	-	-	-	-	-
Repurchase agreements	60,061	0.09%	72,768	0.09%	97,389	0.11%	99,703	0.11%	95,226	0.13%
Short-term borrowings	-	-	-	-	1	-	-	-	-	-
Long-term debt	5,336	2.48%	13,979	2.52%	14,004	2.49%	14,029	2.52%	14,053	2.51%
Subordinated debt, net	98,642	5.53%	98,531	5.59%	98,422	5.48%	98,311	5.48%	98,204	5.55%
Junior subordinated debt	101,196	2.92%	101,196	2.20%	101,196	2.03%	101,196	2.03%	101,196	2.08%
Total interest-bearing liabilities	$6,746,393	0.23%	$6,879,084	0.23%	$6,804,279	0.24%	$6,593,242	0.27%	$6,621,066	0.29%
Demand deposits	3,711,049		3,710,124		3,719,070		3,676,883		3,542,176
Other liabilities	218,491		206,292		231,260		244,125		235,536
Stockholders' equity	1,190,585		1,241,188		1,244,751		1,233,045		1,203,974
Total liabilities and stockholders' equity	$11,866,518		$12,036,688		$11,999,360		$11,747,295		$11,602,752
Interest rate spread		3.12%		2.86%		2.99%		2.78%		2.89%
Net interest margin (FTE)[1]		3.21%		2.95%		3.08%		2.88%		3.00%

NBT Bancorp Inc. and Subsidiaries
Average Year-to-Date Balance Sheets
(unaudited, dollars in thousands)

	Average		Yield/	Average		Yield/
	Balance	Interest	Rates	Balance	Interest	Rates
Six Months Ended June 30,	2022			2021
Assets
Short-term interest-bearing accounts	$770,727	$1,533	0.40%	$781,764	$360	0.09%
Securities taxable[1]	2,362,699	19,981	1.71%	1,817,008	15,806	1.75%
Securities tax-exempt 1 5	257,651	2,347	1.84%	188,998	2,504	2.67%
FRB and FHLB stock	25,004	434	3.50%	25,359	322	2.56%
Loans1 6	7,619,691	151,964	4.02%	7,574,304	149,963	3.99%
Total interest-earning assets	$11,035,772	$176,259	3.22%	$10,387,433	$168,955	3.28%
Other assets	915,361			966,367
Total assets	$11,951,133			$11,353,800
Liabilities and stockholders' equity
Money market deposit accounts	$2,648,458	$1,924	0.15%	$2,545,280	$2,755	0.22%
NOW deposit accounts	1,581,603	460	0.06%	1,407,118	348	0.05%
Savings deposits	1,819,978	293	0.03%	1,604,664	406	0.05%
Time deposits	486,537	921	0.38%	603,178	2,525	0.84%
Total interest-bearing deposits	$6,536,576	$3,598	0.11%	$6,160,240	$6,034	0.20%
Federal funds purchased	-	-	-	-	-	-
Repurchase agreements	66,379	29	0.09%	102,525	75	0.15%
Short-term borrowings	-	-	-	2,624	27	2.07%
Long-term debt	9,634	120	2.51%	16,967	212	2.52%
Subordinated debt, net	98,587	2,718	5.56%	98,149	2,718	5.58%
Junior subordinated debt	101,196	1,286	2.56%	101,196	1,055	2.10%
Total interest-bearing liabilities	$6,812,372	$7,751	0.23%	$6,481,701	$10,121	0.31%
Demand deposits	3,710,589			3,431,216
Other liabilities	212,425			243,221
Stockholders' equity	1,215,747			1,197,662
Total liabilities and stockholders' equity	$11,951,133			$11,353,800
Net interest income (FTE)[1]		$168,508			$158,834
Interest rate spread			2.99%			2.97%
Net interest margin (FTE)[1]			3.08%			3.08%
Taxable equivalent adjustment		$575			$601
Net interest income		$167,933			$158,233

[1]	The following tables provide the Non-GAAP reconciliations for the Non-GAAP measures contained in this release:

Non-GAAP measures
(unaudited, dollars in thousands)

Pre-provision net revenue ("PPNR")	2022		2021
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Net income	$37,775	$39,126	$37,310	$37,433	$40,296
Income tax expense	10,957	11,142	10,780	11,043	11,995
Provision for loan losses	4,390	596	3,097	(3,342)	(5,216)
FTE adjustment	290	285	292	298	299
Net securities losses (gains)	587	179	2	100	(201)
Provision for unfunded loan commitments reserve	240	(260)	(250)	(470)	(80)
Nonrecurring expense	-	(172)	250	2,288	1,880
PPNR	$54,239	$50,896	$51,481	$47,350	$48,973

Average assets	$11,866,518	$12,036,688	$11,999,360	$11,747,295	$11,602,757

Return on average assets[3]	1.28%	1.32%	1.23%	1.26%	1.39%
PPNR return on average assets[3]	1.83%	1.71%	1.70%	1.60%	1.69%

	6 Months Ended June 30,
	2022	2021
Net income	$76,901	$80,142
Income tax expense	22,099	23,150
Provision for loan losses	4,986	(8,012)
FTE adjustment	575	601
Net securities losses (gains)	766	(668)
Provision for unfunded loan commitments reserve	(20)	(580)
Nonrecurring expense	(172)	1,880
PPNR	$105,135	$96,513

Average Assets	$11,951,133	$11,353,800

Return on average assets[3]	1.30%	1.42%
PPNR return on average assets[3]	1.77%	1.71%

PPNR is a Non-GAAP financial measure that management believes is useful in evaluating the underlying operating results of the Company excluding the volatility in the provision for loan losses, net securities gains (losses) and non-recurring income and/or expense.

FTE adjustment	2022		2021
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Net interest income	$87,585	$80,348	$85,181	$77,674	$79,178
Add: FTE adjustment	290	285	292	298	299
Net interest income (FTE)	$87,875	$80,633	$85,473	$77,972	$79,477
Average earning assets	$10,983,020	$11,089,110	$11,017,224	$10,727,498	$10,631,071
Net interest margin (FTE)[3]	3.21%	2.95%	3.08%	2.88%	3.00%

	6 Months Ended June 30,
	2022	2021
Net interest income	$167,933	$158,233
Add: FTE adjustment	575	601
Net interest income (FTE)	$168,508	$158,834
Average earning assets	$11,035,772	$10,387,433
Net interest margin (FTE)[3]	3.08%	3.08%

Interest income for tax-exempt securities and loans have been adjusted to a FTE basis using the statutory Federal income tax rate of 21%.

[1]	The following tables provide the Non-GAAP reconciliations for the Non-GAAP measures contained in this release:

Non-GAAP measures
(unaudited, dollars in thousands)

Tangible equity to tangible assets	2022		2021
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Total equity	$1,188,556	$1,202,250	$1,250,453	$1,241,457	$1,225,056
Intangible assets	289,259	288,832	289,468	290,119	290,782
Total assets	$11,720,459	$12,147,833	$12,012,111	$11,994,411	$11,574,947
Tangible equity to tangible assets	7.87%	7.70%	8.20%	8.13%	8.28%

Return on average tangible common equity	2022		2021
	2nd Q	1st Q	4th Q	3rd Q	2nd Q
Net income	$37,775	$39,126	$37,310	$37,433	$40,296
Amortization of intangible assets (net of tax)	409	477	488	497	512
Net income, excluding intangibles amortization	$38,184	$39,603	$37,798	$37,930	$40,808

Average stockholders' equity	$1,190,585	$1,241,188	$1,244,751	$1,233,045	$1,203,974
Less: average goodwill and other intangibles	289,584	289,218	289,834	290,492	291,133
Average tangible common equity	$901,001	$951,970	$954,917	$942,553	$912,841
Return on average tangible common equity[3]	17.00%	16.87%	15.70%	15.97%	17.93%

	6 Months Ended June 30,
	2022	2021
Net income	$76,901	$80,142
Amortization of intangible assets (net of tax)	886	1,121
Net income, excluding intangibles amortization	$77,787	$81,263

Average stockholders' equity	$1,215,747	$1,197,662
Less: average goodwill and other intangibles	289,402	291,525
Average tangible common equity	$926,345	$906,137
Return on average tangible common equity[3]	16.93%	18.08%

[2]	Non-GAAP measure - Stockholders' equity less goodwill and intangible assets divided by common shares outstanding.
[3]	Annualized.
[4]	Total past due loans, defined as loans 30 days or more past due and in an accrual status.
[5]	Securities are shown at average amortized cost.
[6]	For purposes of these computations, nonaccrual loans and loans held for sale are included in the average loan balances outstanding.